Exhibit 5.1

353 N. CLARK STREET CHICAGO, IL 60654-3456

May 7, 2025

General Dynamics Corporation

11011 Sunset Hills Road

Reston, Virginia 20190-5311

Re:	$750,000,000 4.950% Notes due 2035

Ladies and Gentlemen:

We have acted as special counsel to General Dynamics Corporation, a Delaware corporation (the “Company”), and to the subsidiaries of the Company named in Schedule I hereto (the “Guarantors”), in connection with the Company’s offering of $750,000,000 aggregate principal amount of 4.950% Notes due 2035 (the “Notes”), and the guarantees (the “Guarantees”) of the Notes by the Guarantors, pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-278794) filed by the Company and the Guarantors with the Securities and Exchange Commission (the “Commission”) on April 18, 2024 under the Securities Act of 1933, as amended (the “Securities Act”) (such Registration Statement, as amended or supplemented, the “Registration Statement”), in an underwritten public offering pursuant to an underwriting agreement dated April 28, 2025 (the “Underwriting Agreement”) among the Company, the Guarantors and BofA Securities, Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters named in Schedule II thereto (the “Underwriters”). The Notes and the Guarantees are to be issued pursuant to the Indenture dated as of March 22, 2018 (the “Base Indenture”) among the Company, the Guarantors and The Bank of New York Mellon, as trustee (the “Trustee”), as amended and supplemented by the Fourth Supplemental Indenture dated as of May 7, 2025 among the Company, the Guarantors and the Trustee (the “Fourth Supplemental Indenture” and, together with the Base Indenture, each as amended and supplemented, the “Indenture”).

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (a) the corporate and organizational documents of the Company and the Guarantors; (b) certain minutes and records of company proceedings of the Company and the Guarantors; and (c) the Registration Statement and exhibits thereto.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the Guarantors, and the due authorization, execution and delivery of all documents by the parties thereto other than the Company and the Guarantors. We have relied, to the extent we deemed appropriate and without independent verification, upon (i) statements and representations of officers and other representatives of the Company, the Guarantors and others as to certain factual matters, (ii) certificates or comparable documents of public officials and (iii) factual information we have obtained from such other sources as we have deemed reasonable.

CENTURY CITY CHICAGO LONDON LOS ANGELES NEW YORK SAN FRANCISCO WASHINGTON, DC	JENNER.COM

General Dynamics Corporation

May 7, 2025

Based upon the foregoing examination and in reliance thereon, and subject to the qualifications, assumptions and limitations set forth in this letter, we are of the opinion that, when the Notes have been duly executed, issued and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, the Notes will constitute legal, valid and binding obligations of the Company and the Guarantees will constitute legal, valid and binding obligations of the respective Guarantors.

In connection with the opinion expressed above, we have assumed that the Indenture, the Notes and the Guarantees are each valid, binding and enforceable agreements of each party thereto (other than as expressly covered above in respect of the Company and the Guarantors).

Our opinion expressed above is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law or judicially developed doctrine in this area (such as substantive consolidation or equitable subordination) affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies and (iv) other recognized statutory and judicial constraints on enforceability.

Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of New York, the General Corporation Law of the State of Delaware, the Delaware Limited Liability Company Act, the Maine Business Corporation Act, the Nevada Private Corporations Chapter of the Nevada Revised Statutes and the Virginia Stock Corporation Act. Our advice represents our opinion as to how such issue would be resolved were it to be considered by the highest court in the jurisdiction that enacted such law. The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case, and this letter is not intended to guarantee the outcome of any legal dispute which may arise in the future.

This opinion is given on the basis of the laws in effect, and the facts existing, as of the date hereof. We have not undertaken any obligation to advise you of changes in matters of fact or law which may occur after the date hereof.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the Notes and the Guarantees nor do we express any opinion regarding the Securities Act or any other federal securities laws or regulations. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion is furnished to the Company in connection with the issuance of the Notes as contemplated pursuant to the Underwriting Agreement and is not to be used, circulated, quoted or otherwise relied upon by the Company for any other purposes.

We hereby consent to the filing of this opinion as Exhibit 5.1 to a Current Report on Form 8-K filed by the Company with the Commission on or about the date hereof and further consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement and the prospectus supplement and prospectus relating to the Notes and the Guarantees that form a part thereof. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

General Dynamics Corporation

May 7, 2025

Very truly yours,

/s/ Jenner & Block LLP
Jenner & Block LLP

SCHEDULE I

GUARANTORS

American Overseas Marine Company, LLC, a Delaware limited liability company

Bath Iron Works Corporation, a Maine corporation

Electric Boat Corporation, a Delaware corporation

General Dynamics Government Systems Corporation, a Delaware corporation

General Dynamics Land Systems Inc., a Delaware corporation

General Dynamics Ordnance and Tactical Systems, Inc., a Virginia corporation

General Dynamics-OTS, Inc., a Delaware corporation

Gulfstream Aerospace Corporation, a Delaware corporation

National Steel and Shipbuilding Company, a Nevada corporation